Exhibit 99.1

CONTACT:	Kim Rudd / Tabatha Santiago
Executive Assistant
(585) 784-3324

Investors and Media: Melanie Dambre / Jamie Baird
FTI Consulting
(212) 850-5600

FOR IMMEDIATE RELEASE

MONRO, INC. ANNOUNCES SECOND QUARTER FISCAL 2021 FINANCIAL RESULTS

~ Second Quarter Sales of $288.6 Million ~

~ Second Quarter Diluted EPS of $.38, including $.01 of Costs Related to Monro.Forward and Management Transition ~

~ Year-to-Date Operating Cash Flow of ~$126 Million compared to ~$80 Million in the Same Period Last Year ~

~ Signs Definitive Agreement to Acquire 17 Stores in Southern California, Representing Expected Annualized Sales of ~$20 Million ~

ROCHESTER, N.Y. – October 28, 2020 – Monro, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced financial results for its second quarter ended September 26, 2020.

Second Quarter Results

Sales for the second quarter of the fiscal year ending March 27, 2021 (“fiscal 2021”) decreased 11.0% to $288.6 million, as compared to $324.1 million for the second quarter of the fiscal year ended March 28, 2020 (“fiscal 2020”). The total sales decrease for the second quarter of $35.5 million was driven by a comparable store sales decline of 11.4% for the period and $6.5 million from closed stores, partially offset by sales from new stores of $9.4 million, including sales from recent acquisitions of $8.4 million. The decline in comparable store sales was primarily driven by reduced store traffic related to the ongoing COVID-19 pandemic and its negative impact on vehicle miles traveled in the second quarter. Comparable store sales were down approximately 3% for tires, 16% for alignments, 19% for maintenance services and front end/shocks and 24% for brakes compared to the prior year period.

Due to reduced store traffic related to the ongoing COVID-19 pandemic and its negative impact on vehicle miles traveled, Monro has maintained store hours of operation below prior year levels. During the second quarter, the Company strategically added hours of operation at locations where demand improved. Similarly, the Company has right-sized store staffing levels since the beginning of the pandemic and strategically added staffing back to its stores as demand improved. Actively managing store operating hours and staffing levels to match demand has been instrumental to the Company’s profit and cash flow performance.

Gross margin decreased 150 basis points to 36.2% in the second quarter of fiscal 2021 from 37.7% in the prior year period. The decrease primarily resulted from lower comparable store sales in the second quarter of fiscal 2021 causing fixed distribution and occupancy costs to be higher as a percentage of sales compared to the previous year period. Variable gross margin benefited from lower technician labor costs as a percentage of sales related to the Company’s store staffing optimization and productivity efforts, as well as improved tire margins, as the Company’s tire category management and pricing tool continues to take hold. This was offset by a higher sales mix of tires compared to the prior year period. Total operating expenses decreased $8.6 million to $80.1 million, or 27.8% of sales, as compared to $88.7 million, or 27.4% of sales in the prior year period. The year-over-year dollar decrease primarily resulted from targeted cost reductions and lower expenses from a net reduction of 20 stores compared to the prior year period. The slight increase in operating expenses as a percentage of sales in the second quarter of fiscal 2021 compared to the previous year period was driven by a decrease in comparable store sales.

Operating income for the second quarter of fiscal 2021 was $24.4 million, or 8.5% of sales, as compared to $33.4 million, or 10.3% of sales in the prior year period. Interest expense was $7.3 million for the second quarter of fiscal 2021, as compared to $7.0 million for the second quarter of fiscal 2020.

Net income for the second quarter of fiscal 2021 was $12.8 million, as compared to $20.3 million in the same period of the prior year. Diluted earnings per share for the second quarter of fiscal 2021 was $.38, compared to $.60 in the second quarter of fiscal 2020. Adjusted diluted earnings per share, a non-GAAP measure, for the second quarter of fiscal 2021 was $.39, which excluded $.01 per share related to Monro.Forward initiatives and management transition costs. This compares to adjusted diluted earnings per share of $.62 in the second quarter of fiscal 2020, which excluded $.02 per share of costs related to Monro.Forward initiatives and acquisition due diligence and integration costs. Please refer to the “Non-GAAP Financial Measures” section below for a discussion of this non-GAAP measure.

Net income for the second quarter of fiscal 2021 reflects an effective tax rate of 25.2%, as compared to 23.6% in the prior year period.

During the second quarter of fiscal 2021, the Company closed six company-operated stores, of which five are temporarily closed as a result of damage sustained during Hurricane Laura in Louisiana and Tropical Storm Isaias in the Northeast. During the second quarter, Monro opened one company-operated store, ending the quarter with 1,242 company-operated stores and 97 franchised locations.

“While the disruption created by the COVID-19 pandemic has continued to weigh on our top-line results in the second quarter and third quarter-to-date, with comparable store sales down approximately 12% in fiscal October, our performance is tracking in-line with key industry indicators. Given the ongoing challenges in the operating environment, we continue to focus on the aspects of our business within our control. This includes driving profitability by actively managing our store operating hours and staffing levels to match demand, as well as expanding our variable margins through improved tire pricing and labor productivity. These efforts combined with targeted cost reductions and working capital management have led to a significant increase in operating cash flow in the first half of the fiscal year. Further, we remain committed to our disciplined M&A strategy as evidenced by our continued expansion in the attractive West Coast region with the acquisition of 17 stores in Southern California,” said Robert Mellor, Chairman of the Board of Directors and Interim Chief Executive Officer.

Mellor continued, “We are firmly committed to the ongoing execution of our Monro.Forward strategy and made great progress this past quarter. Most notably, we resumed our store rebrand and reimage program and substantially completed the transformation of approximately 40 stores in the second quarter. Importantly, the changes we are implementing across our business will ensure Monro is well positioned to capitalize on the continued demand recovery. Our healthy cash flow and solid balance sheet provide us with the financial flexibility to execute these transformational initiatives and capitalize on potential acquisition opportunities to drive sustainable growth. We are confident that our clear path forward will allow us to deliver long-term value for our shareholders.”

First Six Months Results

For the current six-month period, sales decreased 16.5% to $535.6 million from $641.2 million in the same period of the prior year. Comparable store sales decreased 18.7% compared to an increase of 0.4% in the prior year period. Gross margin for the six-month period was 35.8% of sales, compared to 39.0% in the prior year period. Operating income was 6.7% of sales, compared to 10.9% in the prior year period. Net income for the first six months of fiscal 2021 was $15.8 million, or $.47 per diluted share, as compared to $42.9 million, or $1.26 per diluted share in the comparable period of fiscal 2020. Adjusted diluted earnings per share, a non-GAAP measure, in the first six months of fiscal 2021 was $.54, which excluded $.06 per share related to store closing costs and $.01 per share related to Monro.Forward initiatives and management transition costs. This compares to adjusted diluted earnings per share of $1.31 in the first six months of fiscal 2020, which excluded $.03 per share of costs related to Monro.Forward initiatives and $.02 per share of costs related to acquisition due diligence and integration. Please refer to the “Non-GAAP Financial Measures” section below for a discussion of this non-GAAP measure.

Strong Financial Position

During the first half of fiscal 2021, the Company generated approximately $126 million in operating cash flow compared to $80 million for the same period last year. Monro’s strong cash flow allows the Company to support its business operations and Monro.Forward initiatives as well as invest in attractive M&A opportunities intended to drive long-term growth while paying down debt and returning cash to shareholders through its dividend program.

As of October 24, 2020, the Company had cash and cash equivalents of approximately $55 million and availability on its revolving credit facility of approximately $365 million.

Acquisition Update

The Company announced today that it has signed a definitive agreement to acquire 17 stores in Southern California, further expanding the Company’s geographic footprint in the West Coast region. These locations are expected to add approximately $20 million in annualized sales, representing a sales mix of 60% tires and 40% service. The acquisition is expected to close in the third quarter of fiscal 2021 and be slightly dilutive to diluted earnings per share in fiscal 2021.

Company Outlook

Due to the ongoing uncertainty caused by COVID-19, it remains difficult to accurately predict the full impact of the pandemic on overall demand and Monro’s operations for the remainder of the year. Therefore, the Company is not providing fiscal 2021 guidance at this time.

Earnings Conference Call and Webcast

The Company will host a conference call and audio webcast on Wednesday, October 28, 2020 at 8:30 a.m. Eastern Time. The conference call may be accessed by dialing 1-877-425-9470 and using the required passcode 13711783. A replay will be available approximately two hours after the recording through Wednesday, November 11, 2020 and can be accessed by dialing 1-844-512-2921 and using the required pass code of 13711783. The live conference call and replay can also be accessed via audio webcast at the Investors section of the Company’s website, located at corporate.monro.com. An archive will be available at this website through November 11, 2020.

About Monro, Inc.

Headquartered in Rochester, New York, Monro is a chain of 1,241 company-operated stores, 97 franchised locations, seven wholesale locations and three retread facilities providing automotive undercar repair and tire sales and services. The Company operates in 32 states, serving the MidAtlantic and New England regions and portions of the Great Lakes, Midwest, Southeast and Western United States. The predecessor to the Company was founded by Charles J. August in 1957 as a Midas Muffler franchise. In 1966, Monro began to diversify into a full line of undercar repair services. The Company has experienced significant growth in recent years through acquisitions and, to a lesser extent, the opening of newly constructed stores. The Company went public in 1991 and trades on The Nasdaq Stock Market under the symbol MNRO.

Cautionary Note Regarding Forward-Looking Statements

The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words and phrases as “expected,” “estimate,” “guidance,” “outlook,” “potential,” “anticipate,” “assume,” “project,” “believe,” “could,” “may,” “will,” “intend,” “plan” and other similar words or phrases. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to, product demand, dependence on and competition within the primary markets in which the Company’s stores are located, the need for and costs associated with store renovations and other capital expenditures, the duration and scope of the COVID-19 pandemic and its impact on our customers, executive officers and employees, the effect of economic conditions, seasonality, changes in the U.S. trade environment, including the impact of tariffs on products imported from China, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, the impact of weather trends and natural disasters, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates),continued availability of capital resources and financing, risks relating to protection of customer and employee personal data, risks relating to litigation, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K for the fiscal year ended March 28, 2020 and subsequent quarterly reports on Form 10-Q. Except as required by law, the Company does not undertake and specifically disclaims any obligation to update any forward-looking statement to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Non-GAAP Financial Measures

In addition to reporting diluted earnings per share (“EPS”), which is a generally accepted accounting principles (“GAAP”) measure, this press release includes adjusted diluted EPS, which is a non-GAAP financial measure. The Company has included a reconciliation from adjusted diluted EPS to its most directly comparable GAAP measure, diluted EPS. Management views this non-GAAP financial measure as a way to better assess comparability between periods because management believes the non-GAAP financial measure shows the Company’s core business operations while excluding certain non-recurring items and items related to our Monro.Forward or acquisition initiatives.

This non-GAAP financial measure is not intended to represent, and should not be considered more meaningful than, or as an alternative to, its most directly comparable GAAP measure. This non-GAAP financial measure may be different from similarly titled non-GAAP financial measures used by other companies.

###

MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Quarter Ended Fiscal
	September
	2020	2019	% Change
Sales	$288,587	$324,113	(11.0%)
Cost of sales, including distribution and occupancy costs	184,061	202,040	(8.9%)

Gross profit	104,526	122,073	(14.4%)
Operating, selling, general and administrative expenses	80,101	88,716	(9.7%)

Operating income	24,425	33,357	(26.8%)
Interest expense, net	7,322	6,961	5.2%
Other income, net	(77)	(207)	(62.8%)

Income before provision for income taxes	17,180	26,603	(35.4%)
Provision for income taxes	4,334	6,289	(31.1%)

Net income	$12,846	$20,314	(36.8%)

Diluted earnings per share	$.38	$.60	(36.7%)

Weighted average number of diluted shares outstanding	33,849	33,979
Number of stores open (at end of quarter)	1,242	1,262

MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Six Months Ended Fiscal
	September
	2020	2019	% Change
Sales	$535,646	$641,177	(16.5%)
Cost of sales, including distribution and occupancy costs	343,666	390,957	(12.1%)

Gross profit	191,980	250,220	(23.3%)
Operating, selling, general and administrative expenses	156,154	180,493	(13.5%)

Operating income	35,826	69,727	(48.6%)
Interest expense, net	14,707	14,117	4.2%
Other income, net	(68)	(382)	(82.2%)

Income before provision for income taxes	21,187	55,992	(62.2%)
Provision for income taxes	5,354	13,072	(59.0%)

Net income	$15,833	$42,920	(63.1%)

Diluted earnings per share	$.47	$1.26	(62.7%)

Weighted average number of diluted shares outstanding	33,851	33,971

MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars in thousands)

	September 26,	March 28,
	2020	2020
Assets
Cash	$81,453	$345,476
Inventories	167,739	187,441
Other current assets	66,342	63,103

Total current assets	315,534	596,020
Property, plant and equipment, net	328,262	328,637
Finance lease and financing obligation assets, net	272,179	196,575
Operating lease assets, net	202,866	199,729
Other non-current assets	724,641	728,496

Total assets	$1,843,482	$2,049,457

Liabilities and Shareholders’ Equity
Current liabilities	$298,315	$254,936
Long-term debt	231,300	566,400
Long-term finance leases and financing obligations	364,598	298,373
Long-term operating lease liabilities	178,368	170,954
Other long-term liabilities	34,534	24,354

Total liabilities	1,107,115	1,315,017
Total shareholders’ equity	736,367	734,440

Total liabilities and shareholders’ equity	$1,843,482	$2,049,457

MONRO, INC.

Reconciliation of Adjusted Diluted Earnings Per Share (EPS)

(Unaudited)

	Quarter Ended Fiscal
	September
	2020	2019
Diluted EPS	$0.38	$0.60
Store impairment charge	—	—
Store closing costs	—	—
Monro.Forward initiative costs	0.01	0.02
Acquisition due diligence and integration costs	—	0.01
Management transition costs	0.01	—

Adjusted Diluted EPS	$0.39	$0.62

Note: The calculation of the impact of non-GAAP adjustments on diluted earnings per share is performed on each line independently. The table may not add down by +/- $0.01 due to rounding.

Supplemental Reconciliation of Adjusted Net Income

(Unaudited)

(Dollars in Thousands)

	Quarter Ended Fiscal
	September
	2020	2019
Net Income	$12,846	$20,314
Store impairment charge	99	—
Store closing costs	(17)	—
Monro.Forward initiative costs	248	769
Acquisition due diligence and integration costs	22	287
Management transition costs	257	—
Provision for income taxes	(141)	(263)

Adjusted Net Income	$13,314	$21,107

MONRO, INC.

Reconciliation of Adjusted Diluted Earnings Per Share (EPS)

(Unaudited)

	Six Months Ended Fiscal
	September
	2020	2019
Diluted EPS	$0.47	$1.26
Store impairment charge	—	—
Store closing costs	0.06	—
Monro.Forward initiative costs	0.01	0.03
Acquisition due diligence and integration costs	—	0.02
Management transition costs	0.01	—

Adjusted Diluted EPS	$0.54	$1.31

Note: The calculation of the impact of non-GAAP adjustments on diluted earnings per share is performed on each line independently. The table may not add down by +/- $0.01 due to rounding.

Supplemental Reconciliation of Adjusted Net Income

(Unaudited)

(Dollars in Thousands)

	Six Months Ended Fiscal
	September
	2020	2019
Net Income	$15,833	$42,920
Store impairment charge	99	—
Store closing costs	2,510	—
Monro.Forward initiative costs	430	1,307
Acquisition due diligence and integration costs	39	769
Management transition costs	257	—
Provision for income taxes	(782)	(518)

Adjusted Net Income	$18,386	$44,478